Exhibit 99.1



        Mace Security International Reports Financial Results for the Third Quarter and First Nine Months of 2006


    MOUNT LAUREL, N.J.--(BUSINESS WIRE)--Nov. 13, 2006--Mace Security International, Inc. ("Mace" or the "Company") (Nasdaq:MACE), a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities, today announced results for the quarter and nine months ended
September 30, 2006.

    Financial Results - First Nine Months of 2006 compared to First Nine Months of 2005

    Total revenues for the nine months ended September 30, 2006 were $40.3 million compared to $44.3 million for the same period in 2005. The decrease in revenues was primarily due to a decrease in revenues from the Car and Truck Wash Segment of approximately $2.8 million, or 11%, in the first nine months of 2006 compared to the first nine months of 2005. Wash and detailing revenues decreased from $19.3 million in the first nine months of 2005 to $16.8 million in the first nine months of 2006, a decrease of $2.5 million, or 13%. This decrease was primarily the result of the Company leasing the truck wash operations to a third party, effective January 1, 2006, and a decrease in car wash volumes, most notably in our East Region. Overall car wash volumes declined 107,000 cars or 9.1% in the first nine months of 2006 as compared to the first nine months of 2005, a 4.2% decline excluding the impact of car wash volume reduction of 60,000 cars from the closure and divestiture of three of our car wash locations since December, 2005. Partially offsetting the decline in volume, the Company experienced an increase in average wash and detailing revenue per car to $15.68 in the first nine months of 2006, from $15.45 in the same period in 2005. Under the Truck Wash leasing arrangement, the Company is paid $9,000 per month, which is reported as income from operating agreements. Revenues for the truck washes were $1.1 million in the first nine months of 2005.

    Within the Security Segment, revenues for the first nine months of 2006 decreased by $1.2 million in comparison to the first nine months of 2005. The decrease in revenues from the Security Segment was principally due to a decrease in high-end fiber optic camera sales and to a lesser extent in our consumer direct electronic surveillance and retail sales in our Texas operations. This decrease was partially offset by the Securetek, Inc. operations, which we acquired in November of 2005 and provided revenues of $1.25 million during the nine months ended September 30, 2006.

    Gross profit as a percentage of revenues was approximately 23.0% for the first nine months of 2006 and 26.6% for the first nine months of 2005. Gross profit percentage for 2006 was comprised of 28.5% for the Security Segment and 18.6% for the Car and Truck Wash Segment, while for 2005 this percentage was comprised of 29.4% for the Security Segment and 24.4% for the Car and Truck Wash Segment. The decrease in the Car and Truck Wash gross profit percentage was a result of an increase in labor costs as a percentage of car wash and detailing revenues from 48.4% in 2005 to 52.2% in 2006, along with increases in workers' compensation claims, car damage claims and other operating costs. The decrease in the Security Segment gross profit percentage was primarily the result of a change in customer and product mix and increased costs of additional technical and warehouse staff to address customer needs as we continue to grow in this segment.

    Selling, general and administrative ("SG&A") expenses for the first nine months of 2006 increased by $3.3 million over the same period in 2005. The increase in SG&A costs is primarily the result of $1.2 million related to non-cash charges to compensation expense for share-based compensation under Statement of Financial Accounting Standards ("SFAS") No.123R and $1.34 million of legal, consulting and accounting fees relating to the ongoing immigration investigation. SG&A expenses were also impacted by the growth in the Security Segment, which increased by $521,000 in 2006 over 2005, and by an increase in advertising costs in the Car and Truck Wash Segment. In the third quarter of 2006, the company recorded asset impairment charges totaling $80,000 related to two car wash sites. During the third quarter of 2005, the Company recorded an asset impairment charge in the amount of $966,000 related to our truck wash operation.

    Operating loss for the first nine months of 2006 was $5.6 million compared to $731,000 in the first nine months of 2005. The 2006 operating loss was principally the result of the decrease in Car and Truck Wash Segment gross profit, and the increase in SG&A costs noted above. Additionally, in the first nine months of 2006, the Company recorded a valuation allowance of $1.9 million against its deferred tax assets as a result of management being unable to conclude that it is more likely than not that the net deferred income tax asset will be realized.

    In February 2006, the Company approved a plan to sell its Arizona car wash region. The results of operations for this region are shown as discontinued operations for financial reporting purposes. The Arizona car wash region generated income of $268,000 in the first nine months of 2006 and $210,000 in the same period of 2005.

    The net loss for the first nine months of 2006 was $5.1 million or $(0.33) per share, as compared to a loss of $678,000, or $(0.04) per share for the first nine months of 2005.

    Financial Results - Third Quarter of 2006 compared to Third
Quarter of 2005

    Total revenues for the third quarter of 2006 were $12.4 million compared to $13.6 million for the same period in 2005. The decrease in revenues was primarily due to a decrease in revenues from the Car and Truck Wash Segment of approximately $1.2 million, or 15%, in the third quarter of 2006 compared to the third quarter of 2005. Wash and detailing revenues decreased from $5.9 million in the third quarter of 2005 to $5.0 million in the third quarter of 2006, a decrease of $0.9 million, or 15%. This decrease was primarily the result of the Company leasing the truck wash operations to a third party effective January 1, 2006, a decrease in car wash volumes, most notably in our East and Florida Regions, and a decrease in volume of 20,000 cars from the closure and divestiture of three of our car washes since December of 2005. The Company maintained average wash and detailing revenue per car of $16.21 in the third quarter of 2006 as compared to $16.13 in the third quarter of 2005. Under the Truck Wash leasing arrangement, the Company is paid $9,000 per month, which is reported as income from operating agreements. Revenues for the truck washes were $289,000 in the third quarter of 2005. Revenues within the Security Segment were $5.7 million for both the third quarter of 2006 and the third quarter of 2005.

    Gross profit as a percentage of revenues was approximately 21.5% for the third quarter of 2006 and 24.5% for the third quarter of 2005. Gross profit percentage for the third quarter of 2006 was comprised of 29.0% for the Security Segment and 15.1% for the Car and Truck Wash Segment, while the third quarter of 2005 was comprised of 30.1% for the Security Segment and 20.3% for the Car and Truck Wash Segment. The decrease in the Car and Truck Wash gross profit percentage was a result of an increase in labor costs as a percentage of car wash and detailing revenues from 52.1% in 2005 to 55.8% in 2006, along with increases in workers' compensation claims, car damage claims and other operating costs. The slight decrease in the Security Segment gross profit percentage was the result of a change in mix of customers and products sold and increased costs of additional technical and warehouse staff to address customer needs as we continue to grow in this segment.

    SG&A expenses for the third quarter of 2006 increased by $1.4 million over the same period in 2005. The increase in SG&A costs is primarily the result of $781,000 related to non-cash charges to compensation expense for share-based compensation under SFAS 123R and $245,000 of legal, consulting and accounting fees relating to the ongoing immigration investigation. SG&A expenses were also impacted by the growth in the Security Segment, which increased by $234,000 in 2006 over 2005, and by an increase in advertising costs in the Car and Truck Wash Segment. In the third quarter of 2006, the company recorded asset impairment charges totaling $80,000 related to two car wash sites. During the third quarter of 2005, the Company recorded an asset impairment charge in the amount of $966,000 related to our truck wash operation.

    Operating loss for the third quarter of 2006 was $2.5 million as compared to $1.4 million in the third quarter of 2005. The operating loss was principally the result of the decrease in Car and Truck Wash Segment gross profit, and the increase in SG&A costs noted above. In the third quarter of 2006, the Company recorded a valuation allowance of $829,000 against its deferred tax assets as a result of management being unable to conclude that it is more likely than not that the net deferred income tax asset will be realized.

    The net loss for the third quarter of 2006 was $2.3 million or $(0.15) per share, as compared to $1.1 million, or $(0.07) per share, for the third quarter of 2005.

    The Company's net book value was $57.8 million, or $3.78 per share, at September 30, 2006. In addition, Mace had $90.5 million in total assets, including $8.5 million of cash and short-term investments at September 30, 2006.

    As previously disclosed, the Company learned on March 13, 2006 that the United States Attorney for the Eastern District of Pennsylvania is investigating the Company for the alleged hiring of undocumented workers at the Company's car washes. The Company was served with a federal grand jury subpoena seeking certain employment related documents. The Company is in the process of responding to the subpoena. The Company has been informed by the government that it is a subject of the government's investigation. The Company intends to fully cooperate with the investigation.

    Mace Security International, Inc. is a manufacturer of electronic surveillance, security and personal defense products, and an owner and operator of car and truck wash facilities. Additional information about Mace is available at www.mace.com.

    Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. When used in this press release, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "projected", "intend to" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks, known and unknown, and uncertainties, including but not limited to economic conditions, dependence on management, dilution to shareholders, limited capital resources, the effects of weather on the demand for car care services, the effects of rapid growth on Mace and the ability of management to effectively respond to that growth, our ability to achieve operating synergies, our ability to compete against established competitors, regulatory matters, the effects of competition, and our ability to obtain additional financing. Such factors could materially adversely affect Mace's financial performance and could cause Mace's actual results for future periods to differ materially from any opinions or statements expressed within this press release. Additional discussion of factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations are contained under the heading "Risk Factors" in Mace's SEC filings, including its registration statements and its periodic reports on Form 10-K and Form 10-Q. This press release should be read in conjunction with the financial statements and notes contained in Mace's annual reports on Form 10-K and quarterly reports on Form 10-Q.


          Mace Security International, Inc. and Subsidiaries
                Consolidated Statements of Operations
        (in thousands, except share and per share information)
                             (Unaudited)

                                                Nine Months Ended
                                                   September 30,
                                             -------------------------
                                                 2006         2005


Revenues
  Car wash and detailing services            $    16,821  $    19,334
  Lube and other automotive services               2,582        2,367
  Fuel and merchandise sales                       2,726        3,226
  Security sales                                  18,169       19,348
                                             ------------ ------------
                                                  40,298       44,275
Cost of revenues
  Car wash and detailing services                 13,519       14,199
  Lube and other automotive services               2,051        1,807
  Fuel and merchandise sales                       2,446        2,839
  Security sales                                  12,997       13,667
                                             ------------ ------------
                                                  31,013       32,512

Selling, general and administrative expenses      13,418       10,126
Depreciation and amortization                      1,409        1,402
Asset impairment charge                               80          966
                                             ------------ ------------

Operating loss                                    (5,622)        (731)

Interest expense, net                               (710)        (648)
Other income                                         985          277
Income from operating agreement                       81            -
                                             ------------ ------------
Loss from continuing operations before
 income taxes                                     (5,266)      (1,102)

Income tax expense (benefit)                         117         (214)
                                             ------------ ------------

Loss from continuing operations                   (5,383)        (888)

Income from discontinued operations, net of
 tax                                                 268          210

                                             ------------ ------------
Net loss                                     $    (5,115) $      (678)
                                             ============ ============

Per share of common stock (basic and
 diluted):
Loss from continuing operations              $     (0.35) $     (0.06)
Income from discontinued operations, net of
 tax                                                0.02         0.02
                                             ------------ ------------
Net loss                                     $     (0.33) $     (0.04)
                                             ============ ============

Weighted average shares outstanding
  Basic                                       15,274,201   15,271,239
  Diluted                                     15,274,201   15,271,239


          Mace Security International, Inc. and Subsidiaries
                Consolidated Statements of Operations
        (in thousands, except share and per share information)
                             (Unaudited)

                                                Three Months Ended
                                                   September 30,
                                             -------------------------
                                                 2006         2005


Revenues
  Car wash and detailing services            $     4,975  $     5,858
  Lube and other automotive services                 907          806
  Fuel and merchandise sales                         826        1,199
  Security sales                                   5,724        5,737
                                             ------------ ------------
                                                  12,432       13,600
Cost of revenues
  Car wash and detailing services                  4,151        4,593
  Lube and other automotive services                 778          603
  Fuel and merchandise sales                         769        1,067
  Security sales                                   4,064        4,010
                                             ------------ ------------
                                                   9,762       10,273

Selling, general and administrative expenses       4,664        3,286
Depreciation and amortization                        466          463
Asset impairment charge                               80          966
                                             ------------ ------------

Operating loss                                    (2,540)      (1,388)

Interest expense, net                               (200)        (216)
Other income                                         612           89
Income from operating agreement                       27            -
                                             ------------ ------------
Loss from continuing operations before
 income taxes                                     (2,101)      (1,515)

Income tax expense (benefit)                          39         (363)
                                             ------------ ------------

Loss from continuing operations                   (2,140)      (1,152)

(Loss) income from discontinued operations,
 net of tax                                         (129)          24

                                             ------------ ------------
Net loss                                     $    (2,269) $    (1,128)
                                             ============ ============

Per share of common stock (basic and
 diluted):
Loss from continuing operations              $     (0.14) $     (0.07)
Loss from discontinued operations                  (0.01)           -
                                             ------------ ------------
Net loss                                     $     (0.15) $     (0.07)
                                             ============ ============

Weighted average shares outstanding
  Basic                                       15,275,382   15,271,450
  Diluted                                     15,275,382   15,271,450



    CONTACT: Mace Security International, Inc.
             Eduardo Nieves, Jr., 954-449-1313
             www.mace.com